EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Fourth Quarter and Year End 2012 Financial Results

THE WOODLANDS, Texas, March 18, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the quarter and year ended December 31, 2012.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $24.2 million as of December 31, 2012 as compared to $4.6 million as of December 31, 2011. Net cash of approximately $13.5 million was used in operating activities during the year ended December 31, 2012 as compared to $9.8 million for the year ended December 31, 2011. The major use of cash during 2012 was to fund the Company's clinical development programs and associated administrative costs. Cash used in investing activities during 2012 was approximately $608,000 primarily for capitalized patent and patent application costs for Androxal® and Proellex®. Cash provided by financing activities during 2012 was approximately $33.8 million primarily due to the registered direct offering of 2,463,537 shares of our common stock at a price per share of $4.50 completed on February 1, 2012 and the private placement of 2,145,636 shares of our common stock at a price per share of $11.00 completed on September 7, 2012.

Financial Results

Net loss for the three month period ended December 31, 2012, was ($8.0) million or ($0.47) per share as compared to a net loss of ($2.7) million or ($0.22) per share for the same period in 2011. The net loss for the twelve month period ended December 31, 2012, was ($18.2) million or ($1.18) per share as compared to a net loss of ($12.5) million or ($1.04) per share for the same period in 2011. The increase in loss for both the three and twelve month periods ended December 31, 2012 as compared to the same periods in 2011 was primarily due to increased expenses in clinical development related to Androxal® and Proellex® and payroll and benefits.

Research and development ("R&D") expenses increased 54% or approximately $4.7 million to $13.3 million for the year ended December 31, 2012 as compared to $8.7 million for the same period in the prior year. The increase in R&D expenses for the year ended 2012 as compared to 2011 is primarily due to an increase of $3.4 million in clinical development expenses related to the Phase 3 studies for Androxal®. Clinical development expenses for Proellex® increased approximately $768,000 for the year ended 2012 as compared to 2011 due to the Phase 2 vaginal administration study for uterine fibroids conducted in 2012. Payroll and benefits expenses increased for the year ended 2012 as compared to 2011 by $830,000 due to increased headcount. Included in payroll and benefits expenses is a charge for non-cash stock based compensation of $880,000 for the year ended 2012 as compared to $540,000 in 2011. Additionally, operating and occupancy expenses decreased $335,000 for the year ended 2012 as compared to 2011 due to decreased costs related to the Company's patent portfolio and a reduction in our product liability insurance premium.

General and administrative ("G&A") expenses increased 27% or approximately $1.0 million to $4.8 million for the year ended December 31, 2012 as compared to $3.8 million for the same period in the prior year. The increase in G&A expenses for 2012 as compared to 2011 is primarily due to an increase in payroll and benefits in the amount of $717,000. Included in payroll and benefit expense is a charge for non-cash stock based compensation expense of $1.9 million for 2012 as compared to $1.7 million in 2011. Additionally, salaries increased for the year ended 2012 by $526,000 as compared to 2011 due to an increase in headcount and the discontinuation of the salary reduction program put in place in August 2009. G&A operating and occupancy expenses, which include expenses to operate as a public company, increased for the year ended 2012 by approximately $299,000 as compared to 2011 due to an increase in professional services.

Total revenues and other income increased to $3,000 for the year ended December 31, 2012 as compared to $2,000 for the same period in the prior year. This increase is primarily due to an increase in interest income due to higher cash balances.

As of December 31, 2012, the Company had 17,160,155 shares of common stock outstanding. On January 29, 2013, 872,133 Series A Warrants and 713,741 Series B Warrants were exercised using the cashless exercise provision of the Warrant Agreements, resulting in the issuance of 1,483,831 shares of our common stock. As a result of this exercise, we currently have 18,643,986 shares of common stock outstanding.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs and have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues
Interest income	$ 2	$ 1	$ 3	$ 2
Total revenues	2	1	3	2

Expenses
Research and development	6,568	1,701	13,343	8,682
General and administrative	1,479	1,032	4,827	3,811
Total expenses	8,047	2,733	18,170	12,493

Net loss	$ (8,045)	$ (2,732)	$ (18,167)	$ (12,491)

Net loss per share - basic and diluted	$ (0.47)	$ (0.22)	$ (1.18)	$ (1.04)

Weighted average shares used in loss per share calculation:
Basic	17,134	12,320	15,346	11,961
Diluted	17,134	12,320	15,346	11,961

CONSOLIDATED BALANCE SHEETS
(in thousands)

		December 31,	December 31,
		2012	2011

Cash and cash equivalents		$ 24,212	$ 4,565
Other currents assets		406	99
Fixed assets (net)		53	15
Other assets (net)		2,161	1,385
Total assets		$ 26,832	$ 6,064

Accounts payable and accrued expenses		$ 3,798	$ 1,398
Stockholders' equity		23,034	4,666
Total liabilities and stockholders' equity		$ 26,832	$ 6,064
CONTACT: Joseph S. Podolski
         Chief Executive Officer
         (281) 719-3447

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931